Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Press:	Frank D. Filipo,
	Executive Vice President	4 West Second Street
Investor:	Douglas Ian Shaw	Riverhead, NY 11901
	Senior Vice President	(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
	(631) 208-2400	invest@suffolkbancorp.com

SUFFOLK BANCORP APPOINTS HOWARD C. BLUVER

AS PRESIDENT, CHIEF EXECUTIVE OFFICER, AND DIRECTOR

Riverhead, New York, January 3, 2012 — Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors today appointed Howard C. Bluver, as President, Chief Executive Officer, and Director of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank (”SCNB”), effective immediately. He succeeds J. Gordon Huszagh in these positions, who had served as Acting Chief Executive Officer since August of 2008, and who was appointed as President and Chief Executive Officer in February 2009.

Chairman of the Board, Edgar F. Goodale remarked, “Today we announced that J. Gordon Huszagh has stepped down as President, Chief Executive Officer, and Director of Suffolk and its subsidiaries, effective immediately. Gordon will be available to assist as needed to help with any transitional matters. The Board of Directors is thankful for the 29 years that Gordon has served this company, the last three of which as our CEO. Over the past year, Gordon has worked tirelessly to get the bank back into full regulatory compliance, and position it for future growth and prosperity.”

Mr. Huszagh stated “I have come to the conclusion that a change in leadership would be in the best interest of our loyal stockholders. It is time for Suffolk to move on with meeting the needs of our customers and stockholders.”

Chairman Goodale continued saying, “We are pleased to announce that Howard C. Bluver has accepted our offer to lead our Company, and help us position SCNB as the premier community bank on Long Island.”

Mr. Bluver remarked, “I am truly honored to have the opportunity to lead an institution I have long admired. As a native Long Islander with a long career in the banking industry, I know Suffolk well and have long believed it to be one of the most attractive community banking franchises in the country. It has a terrific deposit franchise – its loyal customer base and core deposit strength have consistently resulted in superior net interest margins.”

He went on to comment, “I am well aware that Suffolk and many of its small business borrowers have faced significant challenges as the national recession has affected the east end of Long Island. Nevertheless, Suffolk remains well capitalized by all regulatory measures, and has an allowance for loan losses that exceeds 4 percent of its loan portfolio. That Suffolk has been able to weather the recession and maintain such a strong financial foundation is a testament to both its Board of Directors and its dedicated employees.”

He concluded saying, “I look forward to working with all of Suffolk’s constituencies to move this great institution forward. I know Suffolk has made great strides in meeting the expectations of its regulators, and that work will continue as a very high priority. In addition, now that Suffolk is current on all financial reporting, it is time to focus on its customers and the communities it has been an integral part of for over a century. We are open for business and ready to move forward.”

Mr. Bluver is the founder and President of JDS Financial Group, LLC, operating out of Long Island since 2005. This is a financial-institution consulting firm serving the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors. Major clients are located in both the northeastern and southern regions of the United States. From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel, and Chief Enterprise Risk Officer at GreenPoint Bank and GreenPoint Financial Corp., New York, New York. There, he headed all risk related areas of the Bank and the holding company nationwide, including credit risk management, legal operations, compliance, government and regulatory relations, internal audit, quality control and community reinvestment. As Corporate Secretary, he was head of corporate governance and Board of Director operations, and also served as a key senior member of the Company’s successful mergers and acquisition team. Prior to that, he was Deputy Chief Counsel, United States Office of Thrift Supervision, Washington, D.C., where he served as a senior agency lawyer for all major transactions during savings and loan industry crisis, including mergers, acquisitions, private recapitalizations, resolutions, major securities offerings and restructurings. He started his career at the Securities and Exchange Commission in Washington, D.C., finishing as Chief of the branch in the Division of Corporation Finance that covered all financial institutions. Since 2005, he has been a member of the Board of Directors of the Bank of Georgetown in Washington D.C., as well as Chairman of that institution’s Audit Committee, and a member of its Strategic Planning Committee.

In accordance with Nasdaq Listing Rule 5635(c)(4), Suffolk also announced that it will grant to Mr. Bluver on December 30, 2011 an employment inducement equity compensation award consisting of stock options to purchase up to 30,000 shares of Suffolk common stock with a ten-year term and a per share exercise price equal to the closing price of a share of Suffolk Bancorp common stock on the date of grant. The stock option will vest in three installments on each of the third, fourth and fifth anniversaries of the grant date, subject to Mr. Bluver’s continued employment with Suffolk through the applicable vesting date, and subject to accelerated vesting upon certain terminations of employment and a change in control of Suffolk. The stock option award was approved by the Compensation Committee as an “employee inducement” award under the Nasdaq rules and is being granted in addition to 20,000 stock options with similar terms to the inducement stock option award that were granted to Mr. Bluver on the same date pursuant to Suffolk’s shareholder-approved long-term incentive plan

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about Suffolk, the banking industry, the economy in general, expectations of the business environment in which Suffolk operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; failure by Suffolk to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in Suffolk’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

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